SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) Nov. 14, 2011

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-31387	NORTHERN STATES POWER COMPANY	41-1967505
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Minnesota Electric Rate Case
In November 2010, NSP-Minnesota filed a request with the Minnesota Public Utilities Commission (MPUC) to increase annual electric rates in Minnesota for 2011 by approximately $150 million, or an increase of 5.62 percent and an additional increase of $48.3 million, or 1.81 percent in 2012.  The rate filing was based on a 2011 forecast test year and included a requested return on equity (ROE) of 11.25 percent, an electric rate base of approximately $5.6 billion and an equity ratio of 52.56 percent. The MPUC approved an interim rate increase of $123 million, subject to refund, effective Jan. 2, 2011.

In June 2011, NSP-Minnesota revised its requested rate increase to $122.9 million, reflecting a revised ROE of 10.85 percent and other adjustments.  In August 2011, NSP-Minnesota submitted supplemental testimony, revising its requested rate increase to approximately $122 million for 2011 and a 2012 step increase of approximately $29 million.  The revisions are due to NSP-Minnesota’s decision to delay the Monticello nuclear plant extended power uprate (EPU) from the fall of 2011 to the spring 2013 refueling outage.

NSP-Minnesota has recorded a provision for revenue subject to refund of approximately $27 million for the first nine months of 2011.

On Nov. 14, 2011, NSP-Minnesota filed a settlement agreement of revenue requirement issues and requested the MPUC approve a rate increase of approximately $58.0 million in 2011 and an incremental $14.8 million in 2012 based on an ROE of 10.37 percent.  The settlement agreement also included a reduction to depreciation expense and NSP-Minnesota’s rate request by $30 million with an additional adjustment of $7.5 million related to employee compensation.  The settlement also provides NSP-Minnesota the ability to seek deferred accounting for incremental property tax increases associated with electric and natural gas businesses in 2012, which is currently projected to increase by approximately $17 million.  NSP-Minnesota also agreed to not file an electric rate case prior to Nov. 1, 2012, provided that both the settlement and the deferred tax filing are approved by the MPUC.

The settlement agreement was signed by the NSP-Minnesota, the Xcel Large Industrials, the Minnesota Chamber of Commerce, the Commercial Group and Verso Paper Corp. and settles all financial issues and several rate design issues between the signing parties.

The following table presents a summary of the NSP-Minnesota requested 2011 rate increase:

(Millions of Dollars)
Requested 2011 rate incease in November 2010	$150.0
Decrease in requested cost of capital and other	(27.1)
Revised 2011 rate incease in June 2011	122.9
Revision due to delay of Monticello EPU	(1.2)
Decrease in requested ROE	(23.8)
Decrease for compensation related items	(7.5)
Decrease for reduction in deprecation expense	(30.0)
Other	(2.4)
Settlement agreement requested 2011 rate incease	$58.0

NSP-Minnesota requested that the Administrative Law Judge schedule a settlement conference and certify the agreement for MPUC consideration.  Signing parties will file briefs in support of the settlement agreement and addressing remaining rate design issues.

The remaining schedule includes:
●   Initial briefs due Nov. 18, 2011; and
●   Reply briefs due Dec. 16, 2011.

The MPUC decision is expected in the first quarter of 2012.

Earnings Guidance
Xcel Energy’s reaffirms that is expects its ongoing earnings guidance to be in the upper half of the guidance range of $1.65 to $1.75 per share for 2011.

In addition, Xcel Energy reaffirms its ongoing earnings guidance of $1.75 to $1.85 per share for 2012.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases and earnings guidance are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy and NSP-Minnesota have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; or imposed environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; and the other risk factors listed from time to time by Xcel Energy and NSP-Minnesota in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s and NSP-Minnesota’s Annual Report on Form 10-K for the year ended Dec. 31, 2010 and Quarterly Report on Form 10-Q for the quarters ended March 31, June 30, and Sept. 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nov. 14, 2011	Xcel Energy Inc. (a Minnesota corporation)
Northern States Power Company (a Minnesota corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Senior Vice President and Chief Financial Officer